2010

NOTICE

OF

ANNUAL

MEETING

AND

PROXY

STATEMENT

Notice of
ANNUAL MEETING OF SHAREHOLDERS
To be held February 18, 2010

To Our Shareholders:

The Annual Meeting of the Shareholders of Matthews International Corporation will be held at 6:00 PM on Thursday, February 18, 2010 at the Sheraton Station Square Hotel, 300 West Station Square Drive, Pittsburgh, Pennsylvania, for the purpose of considering and acting upon the following:

1.	To elect two directors of the Company for a term of three years.

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm to audit the records of the Company for the fiscal year ending September 30, 2010.

3.	To transact such other business as may properly come before the meeting.

Shareholders of record as of December 31, 2009 will be entitled to vote at the Annual Meeting or any adjournments thereof.

Please indicate on the enclosed proxy card whether you will or will not be able to attend this meeting. Return the card in the enclosed envelope as soon as possible.  If you receive more than one proxy card (for example, because you own common stock in more than one account), please be sure to complete and return all of them.

We hope you can be with us for this important occasion.

                                                                                     Sincerely,

                                                                                     Steven F. Nicola
                                                                                     Corporate Secretary

January 15, 2010

Matthews International Corporation
Proxy Statement

Matthews International Corporation
Two NorthShore Center
Pittsburgh, PA 15212 - 5851
412 / 442-8200

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on February 18, 2010

The 2010 Proxy Statement and the Annual Report to Shareholders for the year ended September 30, 2009 are also available at www.matw.com under the section entitled “Reports”.

PROXY STATEMENT

The accompanying proxy is solicited by the Board of Directors of Matthews International Corporation (“Matthews” or the “Company”) whose principal executive offices are located at Two NorthShore Center, Pittsburgh, Pennsylvania 15212.  This Proxy Statement and the accompanying proxy were first released to shareholders on or about January 15, 2010.
Execution of the proxy will not affect a shareholder's right to attend the meeting and vote in person.  Any shareholder giving a proxy has the right to revoke it at any time before it is voted by giving notice to the Corporate Secretary or by attending the meeting and voting in person.

Matters to be considered at the Annual Meeting are those set forth in the accompanying notice.  Shares represented by proxy will be voted in accordance with instructions.  In the absence of instructions to the contrary, the proxy solicited will be voted for the proposals set forth.

Management does not intend to bring before the meeting any business other than that set forth in the Notice of Annual Meeting of Shareholders.  If any other business should properly come before the meeting, it is the intention of management that the persons named in the proxy will vote in accordance with their best judgment.

OUTSTANDING STOCK AND VOTING RIGHTS

The Company has one class of stock outstanding:  Class A Common Stock, par value $1.00 per share, referred to as the "Common Stock."

Each outstanding share of Common Stock of the Company entitles the holder to one vote upon any business properly presented at the shareholders' meeting.  Cumulative voting is not applicable to the election of directors.

The Board of Directors of the Company has established December 31, 2009 as the record date for shareholders entitled to vote at the Annual Meeting. The transfer books of the Company will not be closed. A total of 30,382,641 shares of Common Stock are outstanding and entitled to vote at the meeting.

Abstentions and broker non-votes have no effect on any proposal to be voted upon.  Broker non-votes as to any matter are shares held by brokers and other nominees which are voted at the meeting on matters as to which the broker or nominee has discretionary authority, but which are not voted on the matter in question because the broker or nominee does not have discretionary voting authority as to such matter.

GENERAL INFORMATION REGARDING CORPORATE GOVERNANCE

Board of Directors

The Board of Directors is the ultimate governing body of the Company. As such, it functions within a framework of duties and requirements established by statute, government regulations and court decisions. Generally, the Board of Directors reviews and confirms the basic objectives and broad policies of the Company, approves various important transactions, appoints the officers of the Company and monitors Company performance in key results areas.

Board Composition

The Articles of Incorporation of the Company provide that the Board of Directors has the power to set the number of directors constituting the full Board, provided that such number shall not be less than five nor more than fifteen. Until further action, the Board of Directors has fixed the number of directors constituting the full Board at nine, divided into three classes.  The terms of office of the three classes of directors end in successive years.

After reviewing the independence standards contained in the NASDAQ listing requirements, the Board of Directors has determined that each of its directors is independent, other than the Company’s President and Chief Executive Officer Joseph C. Bartolacci.  The Company’s Governance Guidelines provide that an employee member can remain on the Board for a period of no longer than one year following retirement from employment with the Company.

Director William J. Stallkamp is the Company’s independent, Non-Executive Chairman of the Board.  Mr. Stallkamp and the other independent directors meet at such times as are necessary and generally on the dates of regularly scheduled Board meetings.  The independent directors met a total of four times in fiscal 2009.

During fiscal 2009, there were six regularly scheduled meetings and one special meeting of the Board of Directors.

Board Committees

There are four standing committees appointed by the Board of Directors -- the Executive, Nominating and Corporate Governance, Audit and Compensation Committees.

Management has the same responsibility to each Committee as it does to the Board of Directors with respect to providing adequate staff services and information.  Furthermore, each Committee has the same power as the Board of Directors to employ the services of outside consultants and to have discussions and interviews with personnel of the Company and others.

The principal functions of the four standing Committees are summarized as follows:

Executive Committee

The Executive Committee is appointed by the Board of Directors to have and exercise during periods between Board meetings all of the powers of the Board of Directors, except that the Executive Committee may not elect directors, change the membership of or fill vacancies on the Executive Committee, change the By-laws of the Company or exercise any authority specifically reserved by the Board of Directors.  Among the functions customarily performed by the Executive Committee during periods between Board meetings are the approval, within limitations previously established by the Board of Directors, of the principal terms involved in sales of securities of the Company, and such reviews as may be necessary of significant developments in major events and litigation involving the Company.  In addition, the Executive Committee is called upon periodically to provide advice and counsel in the formulation of corporate policy changes and, where it deems advisable, make recommendations to the Board of Directors.

The members of the Executive Committee are William J. Stallkamp (Chairman), Joseph C. Bartolacci and John P. O’Leary, Jr.  The Executive Committee holds meetings at such times as are required.  No meetings of the Executive Committee were necessary in fiscal 2009.

Nominating and Corporate Governance Committee

The principal functions of the Nominating and Corporate Governance Committee, the members of which are John P. O’Leary, Jr. (Chairman), Glenn R. Mahone and Martin Schlatter, are to (1) identify individuals qualified to become Board of Director members, (2) recommend to the Board of Directors the director nominees for the next annual meeting of shareholders, (3) monitor and recommend to the Board of Directors changes, as necessary, to the Company’s Corporate Governance Guidelines, (4) lead the Board of Directors in complying with its Corporate Governance Guidelines and (5) review and make recommendations to the Board of Directors concerning director compensation.  A subcommittee of the Nominating and Corporate Governance Committee, the Stock Compensation Committee, the members of which are Mr. O’Leary (Chairman) and Mr. Schlatter, consider and grant equity remuneration under and administer the Company’s 1994 Director Fee Plan.  The Nominating and Corporate Governance Committee is also responsible for the annual evaluations of the performance of the Board of Directors and Committees of the Board, including individual directors.  This Committee is committed to ensuring that (i) the nominees for membership on the Board of Directors are of the highest possible caliber and are able to provide insightful, intelligent and effective guidance to the management of the Company and (ii) the governance of the Company is in full compliance with law, reflects generally accepted principles of good corporate governance, encourages flexible and dynamic management without undue burdens and effectively manages the risks of the business and operations of the Company.  From time to time, the Nominating and Corporate Governance Committee has retained the services of a third-party search firm to assist in the identification and evaluation of potential nominees for the Board of Directors.  The Nominating and Corporate Governance Committee operates pursuant to a Charter and the Company’s Corporate Governance Guidelines, which are available for viewing on the Company’s website at www.matw.com under the section entitled “Corporate Governance”. All members of the Nominating and Corporate Governance Committee are independent in accordance with the listing standards of NASDAQ.  The Nominating and Corporate Governance Committee met three times during fiscal 2009.

Audit Committee

The principal functions of the Audit Committee are to provide oversight of (1) the integrity of the Company's financial statements, reports on internal controls and other financial information provided by the Company, (2) the Company's compliance with legal and regulatory requirements, (3) the qualifications and independence of the Company's independent registered public accounting firm and (4) the performance of the Company's internal audit function (including disclosure controls and procedures for internal controls over financial reporting) and independent registered public accounting firm. The Committee will serve as a vehicle to provide an open avenue of communication between the Company's Board of Directors and financial management, the internal audit department, and the independent registered public accounting firm. The Audit Committee is responsible for appointing the Company's independent registered public accounting firm.  The Audit Committee operates pursuant to a Charter, which is available for viewing on the Company’s website at www.matw.com under the section entitled “Corporate Governance”.

The Audit Committee members are Robert G. Neubert (Chairman), Alvaro Garcia-Tunon, Martin Schlatter and John D. Turner, all of whom the Board of Directors has determined in its business judgment are independent from the Company and its management as defined by the relevant provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”).  Mr. Neubert has been designated as the Audit Committee financial expert. During fiscal 2009, the Audit Committee met six times.

Compensation Committee

The principal functions of the Compensation Committee, the members of which are John D. Turner (Chairman), Katherine E. Dietze, Glenn R. Mahone and Robert G. Neubert, are to review periodically the suitability of the remuneration arrangements (including benefits), other than stock remuneration, for the principal executives of the Company, and to prepare an annual report on executive compensation for inclusion in the Company’s Proxy Statement.  The Committee also reviews, at least annually, succession plans for the position of Chief Executive Officer and other senior executive positions of the Company.  A subcommittee of the Compensation Committee, the Stock Compensation Committee, the members of which are Mr. Turner (Chairman), Ms. Dietze and Mr. Neubert, consider and grant stock remuneration and administer the Company's 2007 Equity Incentive Plan and the 2008 Management Incentive Plan.  The Compensation Committee operates pursuant to a Charter, which is available for viewing on the Company’s website at www.matw.com under the section entitled “Corporate Governance”. During fiscal 2009, the Compensation Committee met seven times.

Meeting Attendance

Under the applicable rules of the SEC, the Company's Proxy Statement is required to name those directors who during the preceding year attended fewer than 75% of the total number of meetings held by the Board and by the Committees of which they are members. During fiscal year 2009, all directors attended at least 75% of such meetings for which they were eligible.

The Company does not have a formal policy with regard to Board members attending the Annual Meeting of Shareholders, but it is customary for the Board members to do so, and in general all or most of the Board members have attended annual meetings in the recent past.  All Board members except Messrs. Schlatter and Turner attended the 2009 Annual Meeting of Shareholders.

Compensation of Directors

Director compensation is administered and determined by the Nominating and Corporate Governance Committee.  In performing its duties, the Committee consults with various independent third-party advisors.  In fiscal 2009, the Committee consulted primarily with Towers Perrin, an independent human resources consulting firm.

Under the Company’s 1994 Director Fee Plan, as amended, each eligible independent director received an annual retainer valued at $60,000 in 2009.  Such annual retainer may be paid either in cash or in shares of the Company’s Common Stock, as determined by the Nominating and Corporate Governance Committee.  If the Nominating and Corporate Governance Committee decides to pay the annual retainer in cash, a director may instead elect to receive the annual retainer in current shares of the Company’s Common Stock or Common Stock credited to a deferred stock account as phantom stock.  If the Nominating and Corporate Governance Committee chooses to pay such annual retainer in Common Stock, a director may defer the receipt of such Common Stock.  The precise annual stock-based awards to be granted and their valuation are determined by the Stock Compensation Committee of the Nominating and Corporate Governance Committee.

Each independent director also receives an annual stock-based grant (non-statutory stock options, stock appreciation rights and/or restricted shares).  The value of this grant was $70,000 in the form of restricted stock in 2009.  The precise awards to be granted and their valuation are determined by the Stock Compensation Committee of the Nominating and Corporate Governance Committee.  At December 31, 2009, there were 155,077 shares available for future grant under the 1994 Director Fee Plan.

A non-employee Chairman of the Board receives an additional annual retainer fee of $70,000 which, at the election of the Chairman, may be received in cash, current shares of the Company’s Common Stock or Common Stock credited to a deferred stock account as phantom stock.  Each Committee chairperson receives an additional retainer fee for a year of service as a Committee chairperson.  The chairperson retainer fee was $7,500 ($12,000 in the case of the Audit Committee chairperson) in 2009.  Effective with the 2009 Shareholders’ Meeting, meeting fees are no longer paid to Directors.

The Company does not provide any retirement benefits or perquisites to any of its non-employee directors.

The following table summarizes the director compensation earned by the non-employee directors of the Company in fiscal 2009.

Director Compensation Table

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2) (3)	Option Awards (4)	Non-Equity Incentive Plan Compen-sation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compen-sation	Total
W.J. Stallkamp	$136,000	$75,923	-	-	-	-	$211,923
K.E. Dietze	78,000	18,958	-	-	-	-	96,958
G.R. Mahone	72,000	59,276	-	-	-	-	131,276
R.G. Neubert	85,000	59,276	-	-	-	-	144,276
J.P. O’Leary, Jr.	76,500	59,276	-	-	-	-	135,776
M. Schlatter	71,000	46,699	-	-	-	-	117,699
J.D. Turner	80,500	59,276	-	-	-	-	139,776

(1)	Mr. Schlatter elected to receive fees of $60,000 in shares of the Company’s Common Stock credited to a deferred stock account as phantom shares.
(2)
Amounts in this column reflect the expense recognized for financial statement purposes for fiscal 2009, in accordance with generally accepted accounting principles, with respect to awards of restricted shares of the Company’s Common Stock, which include awards made during fiscal 2009, 2008 and 2007; however, the estimate for forfeiture related to service based vesting conditions is disregarded for purposes of this valuation.  There were no forfeitures of restricted shares by any director during fiscal 2009. On March 8, 2007, Messrs. Stallkamp, Mahone, Neubert, O’Leary and Turner were each awarded 1,400 restricted shares with a grant date fair value of $39.20.  On March 13, 2008 Messrs. Stallkamp, Mahone, Neubert, O’Leary, Schlatter and Turner were each awarded 1,200 restricted shares with a grant date fair value of $46.24.  On March 12, 2009 Messrs. Stallkamp, Mahone, Neubert, O’Leary, Schlatter and Turner, and Ms. Dietze were each awarded 2,230 restricted shares with a grant date fair value of $31.39.  At September 30, 2009, directors held restricted shares issued under the 1994 Director Fee Plan as follows:  Mr. Stallkamp, 3,430 shares; Ms. Dietze, 2,230 shares; Mr. Mahone, 3,430 shares; Mr. Neubert, 3,430 shares; Mr. O’Leary, 3,430 shares; Mr. Schlatter, 3,430 shares; and Mr. Turner, 3,430 shares.

(3)
Assumptions on which this valuation is based are generally consistent with those set forth in Note 9 to the audited financial statements included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on November 24, 2009.

(4)
There was no expense recognized for financial statement purposes for fiscal 2009 with respect to awards of options on the Company’s Common Stock to any director.  At September 30, 2009, directors held options issued under the 1994 Director Fee Plan as follows:  Mr. Stallkamp, 2,500 options; Mr. Mahone, 3,500 options; Mr. O’Leary, 8,300 options; and Mr. Turner, 3,500 options. There were no forfeitures of stock options by any director during fiscal 2009.

Access to Directors

The shareholders of the Company may communicate in writing to the Board of Directors by sending such communication to the Board or a particular director in care of Steven F. Nicola, Corporate Secretary, at the Company.  At present, such communications will be directly forwarded to the Board or such particular director, as applicable.

PROPOSAL 1

ELECTION OF DIRECTORS

Nominations for election to the Board of Directors may be made by the Nominating and Corporate Governance Committee or by the shareholders.  Section 3.01 of the Company’s Bylaws provides that “no one shall be eligible for nomination as a Director for any term during which, or before which, he will attain 70 years of age.”  Mr. Stallkamp, whose term of office is expiring, will retire from the Board effective with this annual meeting in accordance with Section 3.01.  John P. O’Leary, Jr., whose term of office is expiring, has been nominated by the Nominating and Corporate Governance Committee to serve for a three-year term that will end in 2013.  Alvaro Garcia-Tunon, who was elected to the Board of Directors on October 28, 2009, has also been nominated by the Nominating and Corporate Governance Committee to serve for a three-year term that will end in 2013.  In connection with the election of Mr. Garcia-Tunon, a third-party search firm was retained to assist in the identification and evaluation of director candidates. The Company’s Corporate Governance Guidelines require that all newly-appointed directors be nominated for election by the shareholders at the next scheduled Annual Meeting after such appointment by the Board.  Nominations made by the shareholders must be made in writing in accordance with Section 6.1 of the Articles of Incorporation.  No such nominations have been received.

In recommending and nominating directors for election to the Board of Directors of Matthews, a candidate’s background, skills, diversity, personal characteristics and business experience will be assessed, and the following criteria and qualifications as to the candidates should be observed.  Candidates are to be of the highest ethical character, share the values of the Company, have reputations, both personal and professional, consistent with the image and reputation of the Company, be highly accomplished in their respective field, with superior credentials and recognition, and provide the relevant expertise and experience necessary to assist the Board and the Company to increase shareholder value.

Under the Company’s Corporate Governance Guidelines, any director who experiences a change in principal occupation or primary business affiliation from that in which such director was engaged upon their last election to the Board, must offer to submit a letter of resignation from the Board.

The Board of Directors has no reason to believe that any of the nominees will become unavailable for election. If any nominee should become unavailable prior to the meeting, the accompanying proxy will be voted for the election in the nominee's place of such other person as the Board of Directors may recommend.

Only affirmative votes are counted in the election of directors.  The two nominees for election as directors at the Annual Meeting who receive the highest number of votes cast for the election of directors by the holders of the Company’s Common Stock present in person or voting by proxy, a quorum being present, will be elected as directors.

The Board of Directors recommends that you vote FOR the election of directors.

The following information is furnished with respect to the persons nominated by the Board of Directors for election as directors and with respect to the continuing directors.

Nominees

Alvaro Garcia-Tunon, age 57, was elected to the Board of Directors of the Company in October 2009.  Mr. Garcia-Tunon is Senior Vice President, Chief Financial Officer and Secretary for Wabtec Corporation, a provider of products and services for the global rail industry, a position he has held since 2003.  Mr. Garcia-Tunon was Senior Vice President, Finance of Wabtec from 1999 until 2003, and prior thereto was Vice President and Treasurer of Wabtec.  Mr. Garcia-Tunon is a board member of the Pittsburgh Civic Light Orchestra and Senator John Heinz History Center.  Mr. Garcia-Tunon graduated from the College of William and Mary with a Juris Doctor degree and is a graduate of the University of Virginia with a Bachelor of Science degree in Commerce and Accounting.

John P. O'Leary, Jr., age 63, has been a director of the Company since 1992.  Mr. O'Leary retired as Senior Vice President, SCA North America, a packaging supplier, in June 2004, where he had served as Senior Vice President since May 2002.  Prior thereto, he was President and Chief Executive Officer of Tuscarora Incorporated ("Tuscarora"), a wholly-owned subsidiary of SCA Packaging International B.V. and a division of SCA North America.  Tuscarora is a producer and manufacturer of custom design protective packaging.  Preceding SCA's acquisition of Tuscarora, Mr. O'Leary served as Chairman of Tuscarora's Board of Directors.  Mr. O'Leary holds a Masters in Business Administration from the University of Pennsylvania Wharton School of Business and received a Bachelor's Degree in Economics from Gettysburg College. He currently serves on the Board of Directors of Pregis, Inc., a protective packaging company, and Kenson Plastics, a small private custom plastic converter.

Continuing Directors

Joseph C. Bartolacci, age 49, was appointed Chief Executive Officer effective October 1, 2006.  He had been President and Chief Operating Officer since September 1, 2005.  Mr. Bartolacci was elected to the Board of Directors on November 15, 2005.  He had been President, Casket Division since February 2004 and Executive Vice President of Matthews since January 1, 2004.  He had served as President, Matthews Europe since April 2002, and had also been President, Caggiati, S.p.A. (a wholly-owned subsidiary of Matthews International Corporation) since June 1999.  Prior thereto, he was General Counsel of Matthews.  Mr. Bartolacci received a Bachelor of Science degree in Accounting from Saint Vincent College and a Juris Doctor from the University of Pittsburgh.  Mr. Bartolacci serves on the Company’s Pension Board, the Board of the Jas. H. Matthews & Co. Educational and Charitable Trust, and on the boards of various subsidiaries of Matthews International Corporation.  Mr. Bartolacci is a member of the Board of Directors of Saint Vincent College.

Katherine E. Dietze, age 52, was elected to the Board of Directors of the Company in July 2008.  Ms. Dietze was Global Chief Operating Officer, Investment Banking Division of Credit Suisse First Boston, a financial services company, until her retirement in 2005.  She had also held the position of Managing Director, Investment Banking.  Prior to joining Credit Suisse First Boston in 1996, Ms. Dietze was a Managing Director for Salomon Brothers Inc., a financial services company.  Ms. Dietze received a Bachelor of Arts degree from Brown University and graduated from Columbia University with a Masters in Business Administration in Finance and Marketing.  Ms. Dietze serves on the Company’s Pension Board.  She is a member of the Board of Directors and head of the Audit Committee of LaBranche & Co., Inc., a financial services firm.

Glenn R. Mahone, age 64, has been a director of the Company since April 2003.  Mr. Mahone is a partner in the Business and Regulatory Department and member of the Executive Committee of Reed Smith LLP (“Reed Smith”), a global law firm.  Reed Smith is one of many firms that provides legal services to the Company.  The annual fees paid to Reed Smith for such services are not material to the Company or Reed Smith.  Mr. Mahone does not individually provide legal services to the Company and has no involvement in the services provided by Reed Smith.  As such, he is considered by the Company as an independent director.  Prior to returning to Reed Smith in 1991, he spent ten years in the radio broadcast industry as a chief executive, entrepreneur and owner.  Mr. Mahone holds Master of Laws, Juris Doctor and Bachelor of Science degrees from Yale University, Duquesne University and the Pennsylvania State University, respectively.  Mr. Mahone is a director of the Pittsburgh Branch of the Federal Reserve Bank of Cleveland, and serves as Chairman of the Board of the Allegheny County Airport Authority.

Robert G. Neubert, age 67, was elected to the Board of Directors of the Company in May 2006.  Mr. Neubert is a retired partner of Ernst & Young LLP, an accounting firm.  Mr. Neubert has more than 30 years of experience assisting clients in numerous industries and has extensive experience in public and SEC reporting, as well as strategic, operational and governance matters.  Mr. Neubert served as the U.S. representative to and member of the governing board of The International Federation of Accountants, the organization responsible for establishing auditing standards applied internationally.  Mr. Neubert holds degrees from Pennsylvania State University and Harvard Business School.

Martin Schlatter, age 44, was elected to the Board of Directors of the Company in November 2007.  Mr. Schlatter currently serves as Senior Vice President and Global Chief Marketing Officer of Wm. Wrigley Jr. Company, a subsidiary of Mars Inc., where he has held executive positions, including general manager for Wrigley’s U.S. Business, since late 2004.  Mr. Schlatter joined Wrigley in 2002 and has held various senior management positions within the company during this time.  Previously, he was in leadership positions at Lindt Chocolates in Switzerland and at Procter & Gamble in Germany and the U.K.  Mr. Schlatter holds a Licentiate in Business Administration/Economics from HSG University in Switzerland.

John D. Turner, age 63, has been a director of the Company since 1999.  Mr. Turner retired as Chairman and Chief Executive Officer of Copperweld Corporation, a manufacturer of tubular and bimetallic wire products, in 2003, where he had served as Chief Executive Officer since 1988.  Mr. Turner received a Bachelor's Degree in Biology from Colgate University.  He currently serves on the Board of Directors of Allegheny Technologies Incorporated.

The term for each nominee and director is listed below:

Nominees:	Term to expire at Annual Meeting of Shareholders in:

Alvaro Garcia-Tunon	2013
John P. O’Leary, Jr.	2013

Continuing Directors:

Joseph C. Bartolacci	2012
Katherine E. Dietze	2012
Glenn R. Mahone	2012

Robert G. Neubert	2011
Martin Schlatter	2011
John D. Turner	2011

William J. Stallkamp will retire from the Board after the 2010 Annual Meeting of Shareholders.

PROPOSAL 2

SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Company's Board of Directors has appointed PricewaterhouseCoopers LLP as the independent registered public accounting firm to audit the records of the Company for the year ending September 30, 2010.

The Audit Committee has determined that it would be desirable to request an expression of opinion from the shareholders on the appointment.  Ratification of the appointment of PricewaterhouseCoopers LLP requires the affirmative vote of a majority of all the votes cast by shareholders of Common Stock entitled to vote at the meeting.  If the shareholders do not ratify the selection of PricewaterhouseCoopers LLP, the selection of an alternative independent registered public accounting firm will be considered by the Audit Committee.

It is not expected that any representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting of Shareholders.

The Board of Directors recommends that you vote FOR Proposal 2.

STOCK OWNERSHIP

The Company's Articles of Incorporation divide its voting stock into three classes:  Preferred Stock, and Class A and Class B Common Stock.  At the present time, none of the Preferred Stock or Class B Common Stock is issued or outstanding.  The following information is furnished with respect to persons who the Company believes, based on its records, beneficially own more than five percent of the outstanding shares of Common Stock of the Company, and with respect to directors, officers and executive management.  Those individuals with more than five percent of such shares could be deemed to be "control persons" of the Company.

This information presented is as of November 30, 2009, except as otherwise noted.
Name of Beneficial Owner (1)	Number of Class A Shares Beneficially Owned (2)			Percent of Class	Deferred Stock Compen-sation Shares (7)
Directors, Officers and Executive Management:

J.C. Bartolacci	305,233	(3	) (4)	1.0	-
K.E. Dietze	3,530	(5)		*	-
J.P. Doyle	34,867	(3	) (4)	0.1	-
B.J. Dunn	73,223	(3	) (4)	0.2	-
A. Garcia-Tunon	-			-	-
G.R. Mahone	13,635	(3	) (5)	*	573
R.G. Neubert	8,245	(5)		*	-
S.F. Nicola	194,029	(3	) (4)	0.6	-
J.P. O’Leary, Jr.	32,178	(3	) (5)	0.1	6,900
M. Schlatter	3,430	(5)		*	1,911
F.J. Schwarz	9,667	(3	) (5)	*	-
W.J. Stallkamp	11,603	(3	) (5)	*	11,322
J.D. Turner	13,530	(3	) (5)	*	4,307
All directors, officers and executive management as a group (18 persons)	854,261	(3	) (6)	2.8	25,013

Others:
Neuberger Berman, LLC 605 Third Avenue New York, NY 10158	4,185,095			13.7
Barclays Global Investors NA 400 Howard Street San Francisco, CA 94105	1,804,502	**		5.9

* Less than 0.1%
** Information as of September 30, 2009

(1)	Unless otherwise noted, the mailing address of each beneficial owner is the same as that of the Registrant.
(2)	To the best of the Company’s knowledge, the nature of the beneficial ownership for all shares is sole voting and investment power, except as follows:
Neuberger Berman, LLC ("NB"), is a registered investment advisor.  In its capacity as investment advisor, NB may have discretionary authority to dispose of or to vote shares that are under its management.  As a result, NB may be deemed to have beneficial ownership of such shares.  NB does not, however, have any economic interest in the shares.  The clients are the actual owners of the shares and have the sole right to receive and the power to direct the receipt of dividends from or proceeds from the sale of such shares.  As of November 30, 2009, of the shares set forth above, NB had shared dispositive power with respect to 4,185,095 shares, sole voting power with respect to 5,000 shares and shared voting power on 3,533,700.  With regard to the shared voting power, Neuberger Berman Management, Inc. and Neuberger Berman Funds are deemed to be beneficial owners for purposes of Rule 13(d) since they have shared power to make decisions whether to retain or dispose of the securities.  NB is the sub-advisor to the above referenced Funds.  It should be further noted that the above mentioned shares are also included with the shared power to dispose calculation.
(3)
Includes options exercisable within 60 days of November 30, 2009 as follows:  Mr. Stallkamp, 2,500 shares; Mr. Bartolacci, 117,499 shares; Mr. Dunn, 29,001 shares; Mr. Mahone, 3,500 shares; Mr. Nicola, 99,334 shares; Mr. O’Leary, 8,300 shares; Mr. Schwarz, 6,667 shares; Mr. Turner, 3,500 shares; and all directors, officers and executive management as a group, 328,052 shares.

(4)	Includes restricted shares with performance and time vesting provisions as follows: Mr. Bartolacci, 138,200 shares; Mr. Doyle, 27,000 shares; Mr. Dunn, 25,500 shares; Mr. Nicola, 45,863 shares.
(5)
Includes restricted shares with time vesting provisions as follows:  Mr. Stallkamp, 3,430 shares; Ms. Dietze, 2,230 shares; Mr. Mahone, 3,430 shares; Mr. Neubert, 3,430 shares; Mr. O’Leary, 3,430 shares; Mr. Schlatter, 3,430 shares; Mr. Schwarz, 3,000 shares; and Mr. Turner, 3,430 shares.

(6)	Includes 25,810 restricted shares with time vesting provisions and 287,695 restricted shares with performance and time vesting provisions.
(7)
Represents shares of Class A Common Stock held in a deferred stock compensation account for the benefit of the director under the Company’s Director Fee Plan.  See “General Information Regarding Corporate Governance--Compensation of Directors.”

Stock Ownership Guidelines

The Company has established guidelines for stock ownership by management.  These guidelines are intended to promote the alignment of the interests of management with the Company’s shareholders.  As more fully described under “Compensation Discussion and Analysis,” the guidelines provide for ownership by management of shares of the Company’s Common Stock with a minimum market value ranging up to five times base salary depending upon position with the Company.  Individuals are expected to achieve compliance with these guidelines within a reasonable period of time after appointment to their respective positions.

The Company has also adopted guidelines for stock ownership by non-employee directors.  The guidelines provide that each director maintain ownership of shares of the Company’s Common Stock (either directly, through restricted shares issued under the Company’s Director Fee Plan or through shares held in a deferred stock compensation account for the benefit of the director under the Company’s Director Fee Plan) with a market value approximating five times the annual retainer (the annual retainer is $60,000).  Directors are expected to achieve compliance with these guidelines within a reasonable period of time after becoming a director.

EXECUTIVE COMPENSATION AND RETIREMENT BENEFITS

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the following Compensation Discussion and Analysis with the Company’s management.  Based upon such review and discussion, the Compensation Committee recommends to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s 2010 Proxy Statement, and incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended September 30, 2009.

Submitted by:

The Compensation Committee of the Board ofDirectors of Matthews International Corporation

J.D. Turner, Chairman
K.E. Dietze
G.R. Mahone
R.G. Neubert

Compensation Discussion and Analysis

The Company's executive compensation policies are administered by the Compensation Committee of the Board of Directors. The Committee consists of four independent directors: Mr. Turner (Chairman), Ms. Dietze, Mr. Mahone and Mr. Neubert.  Compensation for the Company's Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executives is presented in the Summary Compensation Table.

The principal function of the Compensation Committee is to review the Company’s compensation and benefit programs, including executive compensation and benefits, to ensure that total compensation is appropriate, competitive and consistent with the Company’s compensation philosophy.  In performing its duties, the Committee consults with the Company’s Chief Executive Officer, the Company’s Vice President, Human Resources and various independent external advisors.  In fiscal 2009, the Committee consulted principally with Towers Perrin, an independent human resources consulting firm.  The Committee has full authority to retain external advisors, consultants and agents, as necessary, in the fulfillment of its responsibilities.

Among its other duties, the Committee has responsibility for setting executive base salary levels and administering the terms and policies of the following key executive benefit plans:
.	Management Incentive Plan
.	2007 Equity Incentive Plan (administered by the Stock Compensation Committee)
.	Supplemental Retirement Plan

Compensation Philosophy

The principal objectives of the Company’s executive compensation program, including compensation provided to the Named Executive Officers (“NEOs”) are to:

■	Attract, retain and motivate highly-qualified executives
■	Reward continuous improvement in operating results and the creation of shareholder value
■	Align the interests of Company executives with shareholders

The Company seeks to accomplish these objectives by maintaining a compensation philosophy that emphasizes rigorous performance-based programs.  The foundation of its philosophy is as follows:

■	Emphasize performance-based compensation elements while providing fixed compensation (base salary) commensurate with the market
■	Provide retirement and other benefits that are competitive with the market
■	Provide no employment contracts or other guarantees of employment except as customary in certain foreign countries or in connection with the negotiation of acquisitions
■	De-emphasize the use of perquisites except for business purpose

The Company believes that executive compensation should be designed to provide management with incentives for the achievement of annual and long-term strategic objectives, with the ultimate objective of delivering improvement in shareholder value.  The Committee believes that an effective compensation structure should focus executives on the achievement of the Company’s business objectives and reward executives for achieving those objectives.  As such, the Committee’s philosophy is to provide performance-based compensation that targets levels modestly above the market median while targeting fixed base salaries at the median of the market.  The Committee has designed this approach in light of the rigorous performance standards of the Company’s incentive plans and because the Company does not provide any type of employment contracts or severance programs to executives.  The Committee believes it has structured its annual and long-term performance-based compensation to encourage and reward high performance and achievement of Company objectives.

In pursuit of this philosophy, the Company’s executive compensation program includes the following key components:

■	Base salaries
■	Annual cash incentive payments under the Company’s Management Incentive Plan of which payments earned above a certain level are deferred and payable upon achievement of future results
■	Long-term incentive compensation under the Company’s 2007 Equity Incentive Plan

In general, the Committee’s desire to align the executive compensation program with the market drives the allocation between short-term and long-term compensation as well as cash and equity components.  The Committee believes that the level of compensation provided to an executive should be based on success against rigorous performance goals that indicate shareholder value creation.  To achieve this objective, the company has built its short-term cash incentive plan based on growth in operating income above the Company’s cost of capital.  Over the long-term, the Committee believes that stock price growth is the best indicator of shareholder value creation.  Therefore, the Committee provides equity awards whose level of value and rate of vesting is dependent on time and the achievement of stock price hurdles.  The Company has no formal policy regarding the allocation of variable and fixed compensation for its NEOs.

In order to obtain comparative market data for evaluating executive compensation, the Company utilizes compensation data published by nationally recognized consulting firms.  The Company targets industrial / manufacturing companies of similar size, complexity and performance in developing this data.  The Company does not employ a specific set of comparator companies when developing compensation levels.  From time to time, the Committee seeks the advice of external consultants on matters that fall within the Committee’s purview.

The Committee does not consider amounts from prior performance-based compensation, such as prior bonus awards or realized or unrealized stock option gains, in its decisions to increase or decrease compensation in the current year.  The Committee believes that this would not be in the best interest of retaining and motivating the executive.

The Committee makes decisions regarding executive compensation with input from its external consultant.  When making decisions regarding compensation for executives other than the Chief Executive Officer (“CEO”), the Committee seeks input and evaluates recommendations from the CEO.

Base Salaries

The Committee determines and approves the base salaries of the Company’s executives, including the CEO, and considers recommendations from the CEO with respect to the other executives.  The Committee employs the same principles that are applied in developing the base salaries of all employees.  Base salary ranges are determined for each executive position based on their level, responsibilities and complexity using the 50th percentile survey data for similar positions at comparable companies.  A base salary “mid-point” is determined for each position based on this competitive market median data and ranges are established to provide that the Company’s salary levels are managed between 80% and 120% of such “mid-point.”  Actual base salaries of all of the NEOs are currently below their respective “mid-points”, except for Mr. Schwarz, who is paid is excess of his relative “mid-point”.

The Company has a process under which executives are subject to an annual individual performance evaluation.  The evaluations are designed to rate each executive on various criteria, both objective and subjective, including the areas of leadership, technical expertise, initiative, judgment and personal development.   An overall score is assessed to each individual from these evaluations and is an important element in determining annual adjustments to base salaries.  The Committee conducts an evaluation of the CEO’s performance and the CEO conducts an evaluation of each executive officer’s performance.  Prior to approving base salary adjustments for each executive, the Committee considers the individual performance evaluation, level of responsibility for the position, an individual’s current base salary in relation to “mid-point” and industry competition for executive talent.

For calendar 2010, the Compensation Committee has decided to maintain base salaries for executive management at the same levels as calendar 2009, except in circumstances of promotion or significant deviation from market “mid-point.”

Annual Incentive Compensation

The Management Incentive Program (“MIP”) covers the annual incentive compensation to be paid to key managers of the Company, including executives.  The objective of the program is to promote the Company’s goal of increasing shareholder value.  The Company believes that shareholder value is driven by improvements in operating profit greater than the cost of the capital utilized to generate those profits.  Operating profit less the associated capital cost is referred to as “economic value added”.  Accordingly, the MIP is intended to motivate management to maintain and, more importantly, achieve higher levels of economic value added.

Additionally, it is the Committee’s belief that the long-term interests of shareholders are best served by achieving the highest possible levels of employee and customer satisfaction.  While it may be possible to improve economic value added in the short term, some actions may not be in the long-term best interests of employee or customer satisfaction.  Therefore, the MIP has been designed with deferral provisions to ensure management is accountable for generating higher levels of economic value added over the short-term, while at the same time continuing to promote shareholder value creation over the long-term.  This deferral feature subjects a portion (earned awards in excess of 125% of target) of current awards to forfeiture if future performance standards are not met.

Designated managers within each of the Company’s business segments participate in an incentive pool for their respective business segment.  These incentive pools are calculated based on the economic value added of each individual business segment.  Corporate executives participate in a separate incentive pool based on the consolidated economic value added performance of the Company as a whole.  The size of the incentive pools are determined based upon economic value added performance as follows:

Absolute value added:	One percent of the unit’s pre-tax economic value added, which is defined as the unit’s operating profit less cost of capital (20% times net controllable assets).

Incremental economic
value added:	20% of the unit’s increase in economic value added over the average of the absolute EVA of the unit for the preceding two years.

In the case of the corporate executive incentive pool, the calculation is based on the Company’s after-tax consolidated net income, with cost of capital determined on an after-tax rate of 12%.  The incentive pool calculation percentages are adjusted to obtain the pre-tax equivalent of 1% and 20%, respectively, for the absolute value added and incremental economic value added components.  An illustration of the calculation of the corporate incentive pool, which includes Mr. Bartolacci and Mr. Nicola, for fiscal year 2009 is summarized in the table below:

		Pre-tax			Incentive
	Amount	Equivalent			Pool
	(000’s )				(000’s )
Adjusted FY 2009 consolidated net income	$57,142
Calculated FY 2009 cost of capital	(61,779)
FY 2009 economic value added	(4,637)	÷ 60%	X	1%	$(77)
Average economic value added for FY 2007 and FY 2008	13,772
Incremental economic value added	$(18,409)	÷ 60%	X	20%	(6,136)
					$(6,213)

Based on the Company’s operating performance as reflected in the above calculation, none of the participants in the corporate pool earned incentive compensation for fiscal 2009.

Mr. Doyle participated in the incentive pools for the Bronze and Casket segments.  Similar to the corporate incentive pool calculation above, the economic value added performance of these businesses (as measured by operating profit relative to cost of capital) for fiscal 2009 resulted in negative incentive pools.  As a result, none of the participants in these pools, including Mr. Doyle, earned incentive compensation for fiscal 2009.

Mr. Dunn participated in the incentive pools for the Marking Products segment and both the U.S. and U.K. operations of the Graphics Imaging Group.  Similar to the corporate incentive pool calculation above, the economic value added performance of these three businesses (as measured by operating profit relative to cost of capital) for fiscal 2009 resulted in negative incentive pools.  As a result, none of the participants in these pools, including Mr. Dunn, earned incentive compensation for fiscal 2009.

The distribution of the incentive pools to participants is determined by the performance of each individual relative to the performance of the unit as a whole.  The incentive pool of each unit is divided among the participants based on each participant’s target incentive amount and relative performance in achieving overall unit results.  The target incentive amount is expressed as a percentage of the participant’s base salary and based upon the executive’s position and the industry recommended percentage target for the position as provided to the Company by the plan’s external consultant.  Relative performance is generally determined by the executive’s achievement of quantifiable goals established at the beginning of each fiscal year.  Each MIP participant develops personal goals, which are subject to review and approval by the Division President or Chief Executive Officer, as appropriate.  The personal goals of the Chief Executive Officer are reviewed and approved by the Compensation Committee.  The Committee may use discretion to decrease calculated awards based on the participant’s performance relative to the quantifiable individual goals, however, no adjustments were made in fiscal 2009.
Accordingly, a participant’s earned incentive award will equal:

The participant’s target incentive ÷ total target incentives of all unit participants x the unit pool

This amount may be subject to reduction at the discretion of the Compensation Committee based on the performance of the NEO relative to personal goals.  No awards were earned in fiscal 2009 by the NEOs covered under this plan and no discretionary adjustments were made to such awards.

Target incentive awards for the Chief Executive Officer and other named executives are included in the table below.

Named Executive Officer	Target Incentive Award as a Percent of Base Salary
J.C. Bartolacci	100%
S.F. Nicola	70%
J.P. Doyle	50%
B.J. Dunn	50%
F.J. Schwarz	44%*

* Represents estimated bonus as a percent of base salary for Mr. F.J. Schwarz for fiscal 2009.  Mr. Schwarz is subject to an employment agreement under which his annual bonus is determined on the operating performance of his business unit.

Payment of the incentive award following the end of the year in which it is earned and credited is limited to an amount equal to 125% of the target incentive amount.  The remainder (if any) of the participant’s incentive award (any amount above target) will be assigned as “deferred credits” and distributed in two equal installments following the close of the subsequent two fiscal years, subject to the following:
.	The participant must remain an active employee of the Company (except in limited circumstances).
.
If an active participant’s calculated incentive amount is negative in either of the two following years, there will be a corresponding decrease in the participant’s deferred credits assigned to such year.

The short-term incentive plan formula requires management to generate increasing levels of economic value added each year and is not based on budgets developed by management.  Therefore, it is highly possible that incentive pools in a given year or over multiple years could yield less than target payouts or even no payouts without significant improvement in operating performance at the corporate or business segment level.  Also, as noted above, the plans deferral feature provides a distinct risk of forfeiture of a portion of awards previously earned should future performance fall below the Company’s or a business segments cost of capital.  Over the past several years, certain business segment executives have forfeited awards previously earned as a result of this feature.

In fiscal 2009, all NEOs covered under this plan forfeited the portion of previously-earned awards which were payable in 2009.

Mr. Schwarz is subject to an employment agreement under which his annual bonus is determined on the operating performance of his business unit, which is the Company’s wholly-owned subsidiary, S+T Reprotechnik GmbH (“S+T GmbH”).  Mr. Schwarz is eligible to receive an annual bonus up to €230,081 based on the attainment of specified levels of consolidated sales and operating profit as a percent of sales for S+T GmbH.  For fiscal 2009, Mr. Schwarz earned a bonus of €115,041 under these provisions.

Long-Term Incentive Compensation

Long-Term Incentive Compensation is provided to key managers and executives under the Company’s 2007 Equity Incentive Plan, as amended (“Equity Incentive Plan”).  Prior to fiscal 2009, long-term incentive compensation was administered under the 1992 Stock Incentive Plan.

The Equity Incentive Plan is an equity compensation plan designed to directly align the interests of employees with the Company’s shareholders.  The Equity Incentive Plan is intended to encourage eligible employees to increase their efforts to make the Company more successful, to provide an additional inducement for such employees to remain with the Company, to reward such employees by providing an opportunity to acquire shares of the Company’s Common Stock on favorable terms and to provide a means through which the Company may attract able persons to enter the employ of the Company.  The eligible employees are those employees of the Company or any subsidiary who share responsibility for the management, growth or protection of the business of the Company.

Under the Equity Incentive Plan, equity grants can be made in the form of:
■	Stock options,
■	Restricted share awards,
■	Restricted stock units,
■	Performance units,
■	Stock appreciation rights, and
■	Other stock-based awards.

Prior to fiscal 2008, equity grants were predominantly in the form of performance-vesting stock options.  In fiscal 2009 and 2008, the Company issued restricted shares with time and performance-vesting provisions.

The Committee considers growth in stock price as the best means of measuring shareholder value creation over the long-term.  For this reason, the Committee believes that the use of stock-based compensation has provided a strong link to meeting this objective.  In keeping with the Committee’s philosophy of providing rigorous performance-based incentives, the restricted shares awarded in fiscal 2009 generally contained performance-vesting provisions for one-half of the shares granted such that vesting occurs in one-third increments upon the attainment of 10%, 25% and 40% appreciation, respectively, in the market value of the Company’s common stock.  Further, in order to enhance the Company’s retention objectives, the remaining one-half of the shares granted contain a time-vesting feature in which such shares vest three years from the grant date.

Every year, the Committee determines individual grant levels through consultation with an external compensation advisor.  The Committee is provided grant guidelines, which provide recommended grant award ranges based on current market thresholds.  The recommended ranges provide a minimum, maximum and target grant award for each position / salary level. The grant ranges are developed such that the minimum of the range aligns with the market 50th percentile, the maximum of the range aligns with the market 75th percentile and the target level in the range represents the average of the market 50th and 75th percentile opportunity.  The Committee has chosen this approach in order to align with its philosophy of providing modestly above market variable compensation opportunities.  Actual grants within this range are determined based on the individual performance assessments of each executive during the past fiscal year.  Grants made to the NEOs in November 2008 for fiscal year 2009 were within the above range, but below the midpoint of these guidelines, except for Mr. Schwarz (who did not receive an award).

Grant recommendations are developed using a valuation model consistent with accounting policies for stock-based compensation and is based on the fair market value of the Company’s common stock on the dates of grant.  Grants to executive officers are generally made only once a year in the Company’s first fiscal quarter (usually at the November meeting of the Committee), except for new hires and promotions.  The Company does not time the release of material non-public information around the granting of equity compensation awards.

Stock options and restricted shares may also vest under certain change in control circumstances.  Performance-based restricted shares expire on the earlier of five years from the date of grant, upon employment termination, or within specified time limits following voluntary employment termination (with consent of the Company), retirement or death.  Stock options are not exercisable within six months from the date of grant and expire on the earlier of ten years from the date of grant, upon employment termination, or within specified time limits following voluntary employment termination (with consent of the Company), retirement or death.

Adjustments or Recovery of Prior Compensation

The Sarbanes-Oxley Act of 2002 requires the Chief Executive Officer and Chief Financial Officer to reimburse the Company for any awards received following the release of financial results that subsequently require an accounting restatement due to noncompliance with a material financial reporting requirement as a result of misconduct.  Additionally, under the MIP, the Committee has the discretion to adjust for the recovery of previously paid awards from any participant, where appropriate, if financial results are restated or adjusted in future periods.

The MIP and the Equity Incentive Plan provide the Committee the discretion over the three-year period following the grant of awards to cancel, suspend or require repayment to the Company of outstanding awards if the participant (i) competes with the Company or its subsidiaries, (ii) violates solicitation provisions with customers or employees, (iii) defames or disparages the Company, its subsidiaries or certain related persons.

Stock Ownership Guidelines

The Company has established stock ownership guidelines for executive officers and business unit management in order to support a culture of ownership among the management team.  The Committee believes significant ownership levels will provide additional motivation to executives to perform in accordance with the interests of the Company’s shareholders. The ownership guidelines are expressed as a multiple of base salary and are as follows:

Position	Minimum Equivalent Stock Value
Chief Executive Officer	5 times base salary
Chief Financial Officer; Group Presidents	4 times base salary
Division Presidents; Vice President, Human Resources; Vice President and General Counsel; Corporate Controller	3 times base salary
Managers directly reporting to Division Presidents	2 times base salary
Other managers eligible for equity compensation and other MIP participants	1 time base salary

For purposes of these guidelines, stock ownership includes all shares directly owned (including shares held under the Employee Stock Purchase Plan and time-vesting restricted shares), but does not include outstanding stock options or unvested performance-based restricted shares.  Immediate compliance with these guidelines is not mandatory; however, individuals are expected to undertake a program to achieve compliance within five years of their hire date or promotion to their respective position.  The ownership policy mandates that at least 50% of the after-tax shares realized upon an option exercise or vesting of restricted stock must be retained until the ownership guideline is met.  Compliance with these ownership guidelines is one of the factors considered by the Compensation Committee in determining eligibility for participation in the Company’s equity compensation programs.

Retirement Benefits

Retirement benefits are generally provided to executives under the Company’s principal retirement plan and in some cases, a supplemental retirement plan.  The purpose of both these plans is to provide post-retirement compensation and stability to executives.  The Committee’s goal is to provide a benefit that is competitive with plans which would be available to executives of similar companies. The Committee believes this philosophy will allow the Company to effectively attract and retain talented executives.

Executive officers may become eligible to participate in the Company’s supplemental retirement plan.  To be eligible for participation, the individual must be an executive officer of the Company as designated by the Board of Directors annually and meet certain length of service requirements as a designated executive officer and in total with the Company.  Of the named executives, Mr. Bartolacci, Mr. Nicola and Mr. Rahill are participants in the supplemental retirement plan.  Unlike the principal retirement plan, the supplemental plan is an unsecured obligation of the company and is not a tax-qualified plan.  Funding for the supplemental retirement plan is provided through a non-revocable trust arrangement.  The supplemental retirement plan is intended to make-up the tax-related limitation of benefits under the principal retirement plan and to provide retirement benefits at competitive market rates.  In addition, the supplemental retirement plan serves as a retention vehicle as benefits generally do not fully vest until the completion of a minimum of 15 years of service.

In 2009, the Committee decided to modify the supplemental plan for any new executive going forward limiting its benefit to restoring amounts lost to tax-related limitations.

Other Compensation

The Company generally provides all domestic employees with the following:
■	401(k) plan,
■	Employee stock purchase plan,
■	Health and dental coverage,
■	Company-paid term life insurance,
■	Disability insurance,
■	Educational assistance, and
■	Paid time off (vacations and holidays).

These benefits are designed to be competitive with overall market practices.  Educational assistance for dependent children is also provided to any employee of the Company whose child meets the scholastic eligibility criteria and is attending an eligible college or university.  Educational assistance is limited to $1,200 for each semester and $2,400 annually.

The Company provides executives with other benefits, reflected in the “All Other Compensation” column in the Summary Compensation Table, which the Committee considers reasonable, competitive and consistent with the Company’s compensation philosophy.  These benefits include supplemental life insurance coverage, costs associated with personal use of a vehicle leased by the Company and, in certain circumstances, club dues and financial counseling and tax preparation services.

Employment and Severance Agreements

Except for Mr. Schwarz, none of the named executives have employment, severance or change-of-control agreements.  Mr. Schwarz’s employment contract was effective as of March 10, 2005 and expires on February 28, 2010, and provides for annual salary, participation in a bonus plan based upon the performance of his business unit, and certain non-competition agreements.

Tax Policy

Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), disallows federal income tax deductions for compensation paid to the Chief Executive Officer and any of the other four highest compensated executives in excess of $1 million in any taxable year, subject to certain exceptions. One exception involves compensation paid pursuant to shareholder-approved compensation plans that are performance-based.  Certain of the provisions in the 2007 Equity Incentive Plan are intended to cause grants of performance-based stock compensation under such plan to be eligible for this exception (so that compensation related to the vesting or exercise of such shares should be deductible under the Code).

Payments of cash compensation to executives (including annual incentive compensation awards earned under the MIP prior to fiscal 2009) and outstanding grants of restricted shares under the 1992 Stock Incentive Plan are not at present eligible for this performance-based exception.  Effective in fiscal 2009, annual incentive compensation awards earned under the MIP are considered to be eligible for the performance-based exception.  The Committee has taken and intends to continue to take whatever actions are necessary to minimize, if not eliminate, the Company's non-deductible compensation expense, while maintaining, to the extent possible, the flexibility which the Committee believes to be an important element of the Company's executive compensation program.  Compensation paid to the named executives has not exceeded $1 million in any taxable year.

Annual Compensation of the Named Executive Officers

The table below summarizes the compensation for fiscal 2009, 2008 and 2007 earned by the Company’s Chief Executive Officer, Chief Financial Officer, and each of the three other most highly paid executive officers who were serving as executive officers at September 30, 2009.  These individuals are sometimes referred to in this Proxy Statement as the “named executive officers”.

Summary Compensation Table

Name and Principal Position	Year (1)	Salary	Bonus (2)		Stock Awards (3)	Option Awards (4)	Non-Equity Incentive Plan Compen-sation (5)		Change in Pension Value and Nonqualified Deferred Plan Compen-sation (6)	All Other Compen-sation (7)	Total
Joseph C. Bartolacci Director, President and Chief Executive Officer	2009 2008 2007	$571,308 494,731 465,731	$	- - -	$1,131,988 647,778 -	$577,866 751,293 818,533	$	- 690,462 532,054	$627,123 - 348,118	$31,467 19,395 17,351	$2,939,752 2,603,659 2,181,787
Steven F. Nicola Chief Financial Officer, Secretary and Treasurer	2009 2008 2007	333,385 304,454 285,469		- - -	394,502 270,932 -	312,792 446,900 518,394		- 296,487 243,603	363,118 - 75,557	18,494 11,034 13,672	1,422,291 1,329,807 1,136,695
James P. Doyle Group President, Memorialization	2009 2008	304,306 290,237		- -	209,543 134,532	70,253 70,253		- 176,517	27,782 8,643	48,713 42,392	660,597 722,574
Brian J. Dunn Group President, Graphics And Marking Products	2009 2008 2007	256,539 230,481 193,154		- - -	188,323 100,899 -	102,478 144,394 172,871		- 36,329 54,765	103,583 7,010 15,380	14,706 13,214 12,680	665,629 532,327 448,850
Franz J. Schwarz (8) President, Graphics Europe	2009 2008 2007	358,721 364,073 305,704		156,525 172,562 153,729	- - -	20,954 32,484 32,484		- - -	- - -	19,397 20,455 14,143	555,597 589,574 506,060

(1)	For the fiscal years ended September 30, 2009, 2008 and 2007.
(2)	Amount is determined based upon the operating performance of Mr. Schwarz’s business unit in accordance with the provisions of an employment agreement.
(3)
Amounts in this column reflect the expense recognized for financial reporting purposes for fiscal 2009 and 2008, in accordance with generally accepted accounting principles (“GAAP”), with respect to awards of restricted shares of the Company’s Common Stock made during fiscal 2009 and 2008; however, the estimate of forfeiture related to service-based vesting conditions is disregarded for purposes of this valuation.  For details of individual grants of restricted shares during fiscal 2009, see the Grants of Plan-Based Awards table below.  There were no forfeitures of restricted shares by any of the named executive officers during fiscal 2009 or 2008.  The assumptions on which this valuation is based are set forth in Note 9 to the audited financial statements included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on November 24, 2009.

(4)
Amounts in this column reflect the expense recognized for financial reporting purposes for fiscal 2009, 2008 and 2007, in accordance with GAAP, with respect to awards of options on the Company’s Common Stock, which may include option awards made during fiscal 2007 or earlier; however, the estimate of forfeiture related to service-based vesting conditions is disregarded for purposes of this valuation.  There were no forfeitures of stock options by any of the named executive officers during fiscal 2009, 2008 or 2007.  The assumptions on which this valuation is based are set forth in Note 9 to the audited financial statements included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on November 24, 2009.

(5)
The amounts shown in this column reflect amounts earned and paid under the Management Incentive Plan.  For a full explanation of the operation of the Management Incentive Plan, refer to the narrative disclosure above and the Compensation Discussion and Analysis beginning on page 15 of this Proxy Statement.  The amounts included in the Summary Compensation Table above include the following:

Name	Year	Amount Paid Under Current Year’s Award		Deferred Credits Under Awards made in Prior Years, Earned in the Current Year’s Award		Earnings on Deferred Credits		Total
J.C. Bartolacci	2009 2008 2007	$	- 627,500 475,000	$	- 57,730 49,159	$	- 5,232 7,895	$	- 690,462 532,054
S.F. Nicola	2009 2008 2007		- 271,250 173,640		- 21,104 61,009		- 4,133 8,954		- 296,487 243,603
J.P. Doyle	2009 2008		- 176,517		- -		- -		- 176,517
B.J. Dunn	2009 2008 2007		- 36,329 -		- - 48,003		- - 6,762		- 36,329 54,765

(6)
The amount shown in this column for each of the named executive officers is the increase in the actuarial present value of the accumulated benefits under all defined benefit plans for the years ended September 30, 2009, 2008 and 2007.  A significant portion of the amounts listed for fiscal 2009 related to the increase in the present value resulting from a reduction in the discount rate, due to the decline in market interest rates.  For additional information regarding defined benefit pension plans, see the Pension Benefits table below.  Mr. Schwarz does not participate in the Company’s defined benefit pension plans.

(7)
Amounts represent one or more of the following:  premiums for officer’s life insurance, incremental premiums for long-term disability insurance, club dues, the value for personal use of Company leased vehicles, matching contributions to the Company’s 401(k) Plan, educational assistance and, for Mr. Doyle, relocation reimbursement of $40,019 and $38,145 in fiscal 2009 and 2008, respectively.

(8)	Mr. Schwarz is compensated in Euros. The dollar value of his compensation is calculated using the average value of the Euro against the U.S. dollar during fiscal 2009, 2008 and 2007.

The following table provides information on grants of plan-based awards held by the named executive officers during fiscal 2009.

Grants of Plan-Based Awards Table

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date (1)	Threshold ($)	Target ($) (2)	Maximum ($)	Threshold (#)	Target (# ) (3)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#) (4)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value ($) (5)
J.C. Bartolacci	11/12/08					8,700					$308,937
	11/12/08					8,700					269,700
	11/12/08					8,700					233,073
	11/12/08							26,100			1,076,364
	11/12/08		$600,000
S.F. Nicola	11/12/08					2,690					95,522
	11/12/08					2,690					83,390
	11/12/08					2,690					72,065
	11/12/08							8,070			332,807
	11/12/08		239,400
J.P. Doyle	11/12/08					1,500					53,265
	11/12/08					1,500					46,500
	11/12/08					1,500					40,185
	11/12/08							4,500			185,580
	11/12/08		154,050
B.J. Dunn	11/12/08					1,500					53,265
	11/12/08					1,500					46,500
	11/12/08					1,500					40,185
	11/12/08							4,500			185,580
	11/12/08		135,000
F.J. Schwarz		NA	NA	NA		NA		NA		NA	NA

(1)	All grants were effective as of the date on which the Compensation Committee of the Board of Directors, or a subcommittee thereof (the “Committee”), met to approve them.
(2)
Amounts represent target payouts under the Company’s Management Incentive Program (“MIP”).  The target represents the named executive officer’s annual salary multiplied by his respective target incentive award percentage.  The target incentive award percentages, expressed as a percentage of annual base salary are 100% for Mr. Bartolacci, 70% for Mr. Nicola and 50% for Messrs. Doyle and Dunn.  Mr. Schwarz does not participate in the MIP.  Payment of the incentive award following the end of the year in which it is earned and credited is limited to an amount equal to 125% of the target incentive amount.  The remainder (if any) of the participant’s incentive award will be assigned as “deferred credits” and distributed in two equal installments following the close of the subsequent two fiscal years, subject to the following:

.	The participant must remain an active employee of the Company (except in limited circumstances).
.	If an active participant’s calculated incentive amount is negative in either of the two following years, there will be a	corresponding decrease in the participant’s deferred credits assigned to such year.

There were no MIP payments made to any of the Named Executive Officers for fiscal 2009, and all amounts previously deferred under the MIP that were payable in fiscal 2009 to any of the Named Executive Officers were forfeited.  For a full explanation of the operation of the MIP, refer to the Compensation Discussion and Analysis beginning on page 15 of this Proxy Statement.

(3)
Amounts represent the number of shares of restricted stock granted pursuant to the 2007 Equity Incentive Plan that vest upon certain performance criteria.  Performance-based restricted shares were granted such that vesting occurs in one-third increments upon the attainment of 10%, 25% and 40% appreciation, respectively, in the market value of the Company’s Common Stock.  Restricted shares may also vest under certain change in control circumstances.  The restricted shares are forfeited if the performance vesting criteria have not been met on the earlier of five years from the date of grant, upon employment termination, or within specified time limits following voluntary employment termination (with consent of the Company), retirement or death. For a full explanation of the operation of the 2007 Equity Incentive Plan, refer to the Compensation Discussion and Analysis beginning on page 18 of this Proxy Statement.

(4)
Amounts represent the number of shares of restricted stock granted pursuant to the 2007 Equity Incentive Plan that fully vest on the third anniversary of the grant date.  Restricted shares may also vest under certain change in control circumstances.  The restricted shares are forfeited upon employment termination, or within specified time limits following voluntary employment termination (with consent of the Company), retirement or death. For a full explanation of the operation of the 2007 Equity Incentive Plan, refer to the Compensation Discussion and Analysis beginning on page 18 of this Proxy Statement.

(5)
Grant date fair values are developed using a Binomial pricing model based on the fair market value of the Company’s common stock on the dates of grant.  The assumptions on which this valuation is based are set forth in Note 9 to the audited financial statements included in Matthews International Corporation’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on November 24, 2009.

The following table sets forth information concerning the fiscal 2009 year-end value of unexercised options and unearned restricted shares for each of the named executive officers.

Outstanding Equity Awards at Fiscal Year-End Table

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (2)		Option Exercise Price	Option Expiration Date	No. of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (9)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (9)
J.C. Bartolacci	13,333	0		0		$28.58	12/15/2013
	16,667	0		16,666	(3)	$36.03	11/16/2014
	26,667	26,667	(4)	26,666	(4)	$37.29	11/16/2015
	0	34,167	(5)	68,333	(5)	$40.56	11/15/2016
								17,400	(7)	$615,612	11,600	(10)	$410,408
								26,100	(8)	923,418	26,100	(11)	923,418
S.F. Nicola	20,000	0		0		$28.58	12/15/2013
	28,000	0		14,000	(3)	$36.03	11/16/2014
	18,334	18,333	(4)	18,333	(4)	$37.29	11/16/2015
	0	14,667	(5)	29,333	(5)	$40.56	11/15/2016
								7,250	(7)	256,505	4,833	(10)	170,992
								8,070	(8)	285,517	8,070	(11)	285,517
J.P. Doyle	0	6,667	(6)	13,333	(6)	$41.24	01/18/2017
								3,600	(7)	127,368	2,400	(10)	84,912
								4,500	(8)	159,210	4,500	(11)	159,210
B.J. Dunn	5,000	0		0		$28.58	12/15/2013
	8,000	0		4,000	(3)	$36.03	11/16/2014
	5,334	5,333	(4)	5,333	(4)	$37.29	11/16/2015
	0	5,334	(5)	10,666	(5)	$40.56	11/15/2016
								2,700	(7)	95,526	1,800	(10)	63,684
								4,500	(8)	159,210	4,500	(11)	159,210
F.J. Schwarz	3,334	3,333	(4)	3,333	(4)	$37.29	11/16/2015
								-		-	-		-

(1)	Represents options that have met performance vesting thresholds, but have not met time vesting thresholds as of September 30, 2009 (unvested options).
(2)	Represents options that have not met performance vesting thresholds as of September 30, 2009 (unearned options).
(3)
The unearned portion of this option grant will be earned and vested on the later to occur of November 16, 2009 and the stock price of the Company’s common stock reaching 160% of the exercise price for ten consecutive trading days.

(4)
The unvested portion of this option grant will be fully vested on November 16, 2009.  The unearned portion of this option grant will be earned and vested on the later to occur of November 16, 2010 and the stock price of the Company’s common stock reaching 160% of the exercise price for ten consecutive trading days.

(5)
The unvested portion of this option will fully vest on November 16, 2009.  One-half of the unearned portion of this option grant will be earned and vested upon the later to occur of November 16, 2010 and the stock price of the Company’s common stock reaching 133% of the exercise price for ten consecutive trading days; with the remainder to be earned and vested upon the later to occur of November 16, 2011 and the stock price of the Company’s common stock reaching 160% of the exercise price for ten consecutive trading days.

(6)
The unvested portion of this option will fully vest on January 18, 2010.  One-half of the unearned portion of this option grant will be earned and vested upon the later to occur of January 18, 2011 and the stock price of the Company’s common stock reaching 133% of the exercise price for ten consecutive trading days; with the remainder to be earned and vested upon the later to occur of January 18, 2012 and the stock price of the Company’s common stock reaching 160% of the exercise price for ten consecutive trading days.

(7)	Represents restricted shares that will be earned and fully vested on November 12, 2010.
(8)	Represents restricted shares that will be earned and fully vested on November 12, 2011.
(9)
Represents the value of all unvested restricted shares as of September 30, 2009.  The value is computed by multiplying all unvested restricted shares by the $35.38, the closing price of the Company’s common stock on September 30, 2009.

(10)
Represents restricted shares that will be earned and vested as follows: one-half upon the stock price of the Company’s common stock reaching 125% of the grant date fair value of the Company’s common stock ($43.72) for ten consecutive trading days and one-half upon the price of the Company’s common stock reaching 140% of the grant date fair value of the Company’s common stock for ten consecutive trading days.

(11)
Represents restricted shares that will be earned and vested as follows: one-third upon the stock price of the Company’s common stock reaching 110% of the grant date fair value of the Company’s common stock ($41.24) for ten consecutive trading days, one-third upon the stock price of the Company’s common stock reaching 125% of the grant date fair value of the Company’s common stock for ten consecutive trading days, and one-third upon the price of the Company’s common stock reaching 140% of the grant date fair value of the Company’s common stock for ten consecutive trading days.

The following table provides information on the exercise of stock options and vesting of restricted shares for each of the named executive officers during fiscal 2009.

Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
J.C. Bartolacci	-	-	-	-
S.F. Nicola	37,500	$579,840	-	-
J.P. Doyle	-	-	-	-
B.J. Dunn	-	-	-	-
F.J. Schwarz	-	-	-	-

Retirement Benefits

The Company's domestic retirement plan is noncontributory and provides benefits based upon length of service and final average earnings. Generally, employees age 21 with one year of continuous service are eligible to participate in the retirement plan. The benefit formula is 3/4 of 1% of the first $550 of final average monthly earnings plus 1-1/4% of the excess times years of credited service (maximum 35 years).  The plan is a defined benefit plan and covered compensation is limited generally to base salary or wages. Benefits are not subject to any deduction or offset for Social Security.

In addition to benefits provided by the Company's retirement plan, the Company has a Supplemental Retirement Plan, which provides for supplemental pension benefits to executive officers of the Company designated by the Board of Directors.  Upon normal retirement under this plan, such individuals who meet stipulated age and service requirements are entitled to receive monthly supplemental retirement payments which, when added to their pension under the Company's retirement plan and their maximum anticipated Social Security primary insurance amount, equal, in total, 1.85% of final average monthly earnings (including incentive compensation) times the individual's years of continuous service (subject to a maximum of 35 years).  Upon early retirement under this plan, reduced benefits will be provided, depending upon age and years of service. Benefits under this plan vest based upon the attainment of certain levels of qualified and total continuous service.  The Company has established a non-revocable trust to fund the Supplemental Retirement Plan, and a provision has been made on the Company's books for the actuarially computed obligation.

In 2009, the Committee closed the supplemental plan to new participants and created a separate plan for any new designated executive going forward, limiting its benefit to restoring amounts lost to tax-related limitations under the Company’s regular retirement and 401(k) plans.

The table below sets forth the number of years of credited service and the present value at September 30, 2009 of the accumulated benefits under the each of the retirement plans for each of the named executive officers.

Pension Benefits Table

Name	Plan Name	Number of Years Credited Service (#) (1)	Present Value of Accumulated Benefit ($) (2)	Payments During Last Fiscal Year ($)
J.C. Bartolacci	Matthews International Corporation Employees Retirement Plan	11	$141,922	-
	Matthews International Corporation Supplemental Retirement Plan	12	994,348	-
S.F. Nicola	Matthews International Corporation Employees Retirement Plan	16	194,938	-
	Matthews International Corporation Supplemental Retirement Plan	17	543,054	-
J.P. Doyle	Matthews International Corporation Employees Retirement Plan	2	36,425	-
B.J. Dunn	Matthews International Corporation Employees Retirement Plan	9	139,419	-
	Matthews International Corporation Supplemental Retirement Plan	10	28,830	-
F.J. Schwarz (3)	Not Applicable	NA	NA	NA

(1)
Years of credited service for the Matthews International Corporation Employees Retirement Plan begin on the first of the month following the completion of one year of service.  Years of credited service for the Matthews International Corporation Supplemental Retirement Plan begin on the initial date of service.

(2)
The assumptions on which this valuation is based are set forth in Note 11 to the audited financial statements included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on November 24, 2009.

(3) Mr. Schwarz does not participate in the Company’s retirement plans.

The Company provides a 401(k) Plan covering substantially all employees of the Company.  Participants may make pre-tax contributions to their account of 1% up to 60% of their annual compensation.  The Company makes matching contributions to each participant at a rate of 50% of participants’ deferrals up to 1% their annual compensation.  Participants are fully vested immediately in the value of their contributions and fully vested in the value of Company matching contributions after three years of service, provided they are a participant of the plan.

Potential Payments upon Termination or Change in Control

The following discussion describes and quantifies the payments that would be made to each of the named executive officers under a variety of circumstances, assuming that each had taken place on September 30, 2009: (1) the executive resigns voluntarily without the consent of the Company; (2) the executive resigns voluntarily with the consent of the Company; (3) the executive is involuntarily terminated without cause; (4) the executive is involuntarily terminated with cause; (5) the executive dies or becomes permanently disabled while employed; (6) the executive retires; and (7) a change in control of the Company takes place.

Stock Options.  Under the terms of the existing stock option grants, in the event of voluntary termination of employment without the Company’s consent or any involuntary terminations, any unexercised stock options are cancelled at the time of termination.  In the event of retirement or voluntary termination with the Company’s consent, unvested options granted prior to November 2005 continue to time and performance vest for a period of two years following termination and options granted in fiscal 2006 and 2007 continue to performance vest only for a period of two years following termination.  In the event of death or termination due to permanent disability, all outstanding options are exercisable in full.  In the event of a change in control of the Company, as defined in the Company’s 2007 Equity Incentive Plan, all outstanding stock options become immediately exercisable.

Restricted Stock.  Under the terms of the existing restricted stock grants, in the event of voluntary termination of employment without the Company’s consent or any involuntary terminations, any unvested restricted shares are cancelled at the time of termination.  In the event of death or termination due to permanent disability, retirement or voluntary termination with the Company’s consent, unvested performance-based restricted shares continue to performance vest for a period of two years following termination.  In the event of death or termination due to permanent disability, retirement or voluntary termination with the Company’s consent, unvested time-based restricted shares become immediately vested.  In the event of a change in control of the Company, as defined in the Company’s 2007 Equity Incentive Plan, all unvested restricted shares become immediately exercisable.

Supplemental Retirement Plan.  Upon a change in control of the Company, as defined in the Supplemental Retirement Plan, participants accrue five additional years of credited service under the Supplemental Retirement Plan.

The following table provides information on the potential incremental value of executive benefits upon termination of employment prior to and after a change of control, assuming termination would have occurred as of September 30, 2009.

Named Executive	Executive Benefit and Payment upon Separation	Voluntary Termination Without Consent	Voluntary Termination With Consent (1) (3) (4)	Involuntary Termination Without Cause	Involuntary Termination With Cause	Death or Disability (2) (3) (4)	Retirement (1) (3) (4)	Change in Control (2) (5) (6)
J.C. Bartolacci	Stock Options	$0	$0	$0	$0	$0	$0	$0
	Performance-based Restricted Shares	0	0	0	0	0	0	1,333,826
	Time-based Restricted Shares	0	1,539,030	0	0	1,539,030	1,539,030	1,539,030
	Supplemental Retirement Plan	0	0	0	0	0	0	676,210

S.F. Nicola	Stock Options	0	0	0	0	0	0	0
	Performance-based Restricted Shares	0	0	0	0	0	0	456,508
	Time-based Restricted Shares	0	542,022	0	0	542,022	542,022	542,022
	Supplemental Retirement Plan	0	0	0	0	0	0	267,089

J.P. Doyle	Stock Options	0	0	0	0	0	0	0
	Performance-based Restricted Shares	0	0	0	0	0	0	244,122
	Time-based Restricted Shares	0	286,578	0	0	286,578	286,578	286,578
	Supplemental Retirement Plan	0	0	0	0	0	0	0

B.J. Dunn	Stock Options	0	0	0	0	0	0	0
	Performance-based Restricted Shares	0	0	0	0	0	0	222,894
	Time-based Restricted Shares	0	254,736	0	0	254,736	254,736	254,736
	Supplemental Retirement Plan	0	0	0	0	0	0	152,882

F.J. Schwarz	Stock Options	0	0	0	0	0	0	0
	Performance-based Restricted Shares	NA	NA	NA	NA	NA	NA	NA
	Time-based Restricted Shares	NA	NA	NA	NA	NA	NA	NA
	Supplemental Retirement Plan	NA	NA	NA	NA	NA	NA	NA
	Severance (7)	0	0	546,584	0	385,824	385,824	546,584

(1)
The stock option value represents the value of unvested stock options as of September 30, 2009 that had met performance vesting criteria as of that date and would meet time vesting criteria or before September 30, 2011 (two-year anniversary of assumed termination date of September 30, 2009) (the “assumed vested options”).  For this purpose, if the performance vesting threshold was less than $35.38, the closing price of the Company’s common stock on the last trading day of fiscal 2009, the option was considered to be performance vested. The value of the options is computed by multiplying the number of assumed vested options by the difference between the option exercise price and $35.38.  The option exercise prices for all assumed vested options exceed $35.38, and the value of the options is therefore $0 as of September 30, 2009.

(2)
The stock option value represents the value of all unvested stock options as of September 30, 2009.  The value is computed by multiplying all unvested options by the difference between the option exercise price and $35.38, the closing price of the Company’s common stock on the last trading day of fiscal 2009.  The option exercise prices for all unvested stock options exceed $35.38, and the value of the options is therefore $0 as of September 30, 2009.

(3)
The performance-based restricted share value represents the value of unvested restricted shares as of September 30, 2009 that had not met performance vesting criteria as of that date, but which for which the performance vesting threshold was less than $35.38, the closing price of the Company’s common stock on the last trading day of fiscal 2009.  At September 30, 2009, no performance-based restricted shares had a performance vesting threshold less than $35.38.

(4)
The time-based restricted share value represents the value of unvested restricted shares as of September 30, 2009 that would vest upon termination as of September 30, 2009 (the “assumed vested shares”).  The value of the restricted shares is computed by multiplying the number of assumed vested shares by $35.38, the closing price of the Company’s common stock on the last trading day of fiscal 2009.

(5)
The performance-based and time-based restricted share value represents the value of all unvested restricted shares as of September 30, 2009. The value is computed by multiplying all unvested restricted shares $35.38, the closing price of the Company’s common stock on the last trading day of fiscal 2009.

(6)
The incremental value of the Supplemental Retirement Plan represents the increase in the accumulated benefit obligation resulting from an additional 5 years of vested service for eligible participants.

(7)
Represents amounts payable to Mr. Schwarz upon termination under the terms of an employment contract, effective March 10, 2005, which expires on February 28, 2010.  Mr. Schwarz is compensated in Euros.  The dollar values included in the table above are calculated using the value of the Euro against the U.S. dollar on September 30, 2009.

AUDIT COMMITTEE MATTERS
Report of the Audit Committee

The Audit Committee of Matthews International Corporation is composed of four independent Directors.  The Committee operates under a written charter adopted by the Company’s Board of Directors.

Management of the Company has the primary responsibility for preparing the financial statements, establishing the system of internal controls, and assessing the effectiveness of the Company’s internal control over financial reporting.  The Audit Committee is responsible for reviewing the Company’s financial reporting process on behalf of the Board of Directors.

In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm.  Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has discussed the consolidated financial statements with management and the independent registered public accounting firm.  The Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards ("SAS") No. 114, "The Auditor’s Communication With Those Charged With Governance", and such other matters as are required to be discussed under the standards of the Public Company Accounting and Oversight Board.

The Company’s independent registered public accounting firm also provided to the Committee the written disclosures required by Public Company Accounting Oversight Board Rule 3526, “Communication with Audit Committees Concerning Independence”, and the Committee discussed with the independent registered public accounting firm that firm’s independence.

The Committee discussed with the Company's independent registered public accounting firm and internal auditors the overall scope and plan for their respective audits.  The Committee meets with the independent registered public accounting firm and internal auditors to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting.

Based on the Committee’s discussions referred to above and the Committee’s review of the report of the independent registered public accounting firm on the consolidated financial statements of the Company for the year ended September 30, 2009, the Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2009 for filing with the Securities and Exchange Commission.

Audit Committee:

R.G. Neubert, Chairman
A. Garcia-Tunon
M. Schlatter
J.D. Turner

December 8, 2009

Relationship with Independent Registered Public Accounting Firm

PricewaterhouseCoopers LLP ("PwC") has been the independent registered public accounting firm performing the audits of the consolidated financial statements of the Company since 1983.   PwC periodically changes the personnel assigned to the annual audit engagements.  In addition to performing the audit of the Company's consolidated financial statements, PwC provided fees for services related to the Company’s compliance with Section 404 of the Sarbanes-Oxley Act and various other services during fiscal 2009 and 2008.  The aggregate fees (including out-of-pocket expenses) billed for fiscal 2009 and 2008 for each of the following categories of services are set forth below.

	2009	2008

Audit fees (includes audits and reviews of the Company’s fiscal 2009 and 2008 financial statements)	$1,114,536	$964,891

Audit-related fees (primarily acquisition-related work in fiscal 2008)	15,185	247,111

Tax fees (primarily tax planning work)	102,783	393,892

All other fees	-	8,000

All services provided by PwC for significant audit, audit-related, tax and other services are approved in advance by the Audit Committee. Fees for the annual audit, including quarterly financial reviews, are approved by the Audit Committee upon appointment of the Company’s independent registered public accounting firm. Other services are approved in advance on a specific project basis during the year. Examples of such projects include acquisition due diligence and tax assistance engagements.  Where approval in advance by the Audit Committee is not practical due to time constraints, management provides a written description of the engagement to the Chairman of the Audit Committee and obtains the Chairman’s approval prior to proceeding with the engagement.  Ratification of such services by the full Audit Committee is obtained at the next scheduled Audit Committee meeting. The Company’s independent registered public accounting firm provides a summary of audit and other services and related fees to the Audit Committee at each of its regularly scheduled Committee meetings. The summary includes, by individual project, total estimated fees, actual fees incurred to date and an estimate of fees to complete each project.  The Audit Committee also considered whether the provision of non-audit services by PwC is compatible with maintaining the independence of PwC.

CERTAIN TRANSACTIONS

Transactions with related persons are subject to review and approval by the Nominating and Corporate Governance Committee of the Board of Directors.  Written policies and procedures relative to the identification of related party transactions are contained in the Company’s Code of Conduct, and the Committee reviews and evaluates each such transaction based on the specific facts and circumstances involved.

On September 30, 2008, the Company acquired the remaining 20% interest in S+T Gessellschaft fur Reprotechnik GmbH (“S+T GmbH”) from Mr. Schwarz’s son.  S+T GmbH is a German graphics business in which the Company had owned an 80% interest.  During fiscal 2009, S+T GmbH paid distributions to Mr. Schwarz’s son of $1,504,039, representing dividends in connection with his prior ownership interest.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

Based solely upon a review of Forms 3 and 4 and amendments thereto, if any, furnished to the Company during its most recent year and representations from reporting persons that no Forms 5 were required, John P. O’Leary, Jr., a Director, filed a Form 4 on December 22, 2009 reporting the gifting of shares of the Company’s Common Stock on April 29, 2009.

SHAREHOLDER PROPOSALS FOR 2011 ANNUAL MEETING

Shareholders may make proposals for inclusion in the proxy statement and proxy form for the 2011 Annual Meeting of Shareholders.  To be considered for inclusion, any such proposal should be written and mailed to the Secretary of the Company at the corporate office for receipt by September 21, 2010.

Section 2.09 of the By-laws of the Company requires that any shareholder intending to present a proposal for action at an Annual Meeting must give written notice of the proposal, containing the information specified in such Section 2.09, so that it is received by the Company not later than the notice deadline determined under such Section 2.09.  This notice deadline will generally be 75 days prior to the anniversary of the Company's Annual Meeting for the previous year, or December 3, 2010 for the Company's Annual Meeting in 2011.  Any shareholder proposal received by the Secretary of the Company after December 3, 2010 will be considered untimely under Rule 14a-4(c)(1) promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934.

OTHER MATTERS

The cost of soliciting proxies in the accompanying form will be paid by the Company.   Shareholder votes at the Annual Meeting will be tabulated by the Company's transfer agent, Computershare Investor Services LLC.  A copy of the Company's Annual Report for 2009 has previously been mailed to each shareholder of record, or will be mailed with this Proxy Statement.

                                                                                     By Order of The Board of Directors

                                                                                     Steven F. Nicola
                                                                                      Corporate Secretary

Exhibit A

PROXY - MATTHEWS INTERNATIONAL CORPORATION

Notice of
ANNUAL MEETING OF SHAREHOLDERS
To be held February 18, 2010

Sheraton Station Square Hotel
300 West Station Square Drive
Pittsburgh, PA

To Our Shareholders:

The Annual Meeting of the Shareholders of Matthews International Corporation will be held at 6:00 PM, Thursday, February 18, 2010 at the Sheraton Station Square Hotel, 300 West Station Square Drive, Pittsburgh, Pennsylvania, for the purpose of considering and acting upon the proposals set forth on the reverse side of this form.

Shareholders of record at the close of business on December 31, 2009 will be entitled to vote at the Annual Meeting or any adjournments thereof.

I hereby appoint Joseph C. Bartolacci and Steven F. Nicola and each of them, with full power of substitution and revocation, proxies to vote all shares of Common Stock of Matthews International Corporation which I am entitled to vote at the Annual Meeting of Shareholders or any adjournment thereof, with the authority to vote as designated on the reverse side.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY
USING THE ENCLOSED PREPAID ENVELOPE

------------------------------------------------------------------------------

ANNUAL MEETING PROXY CARD

IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE LISTED PROPOSALS.

A. Proposals – The Board of Directors recommends a vote FOR all the nominees and FOR Proposal 2.

1.  Election of Directors
FOR           WITHHOLD
01 – Alvaro Garcia-Tunon (3 year term)                                              [ ]                   [ ]
02 – John P. O’Leary, Jr. (3 year term)                                                 [ ]                   [ ]

FOR           AGAINST                      ABSTAIN
2.  To ratify the appointment of                                                            [ ]                    [ ]                                    [ ]
   PricewaterhouseCoopers LLP as the
   independent registered public accounting
   firm to audit the records of the Company for
   the fiscal year ending September 30, 2010.

3.  To transact such other business as may properly come before the meeting.

B.  Change of Address – Please print new address below.

I plan to attend the meeting.  [ ]

C. Authorized Signatures – Sign Here – This section must be completed for your instructions to be executed. – Date and Sign Below

Please sign exactly as name appears hereon.  When shares are held by joint tenants, both should sign.  When signing as an attorney, executor, administrator, trustee, or guardian, please give full title as such.  If a corporation, please sign in full corporate name by President or other authorized officer.  If a partnership, please sign in partnership name by authorized person.

Signature 1 – Please keep signature within the box

----------------------------------------------------

Signature 2 – Please keep signature within the box

----------------------------------------------------

Date (mm/dd/yyyy)     --/--/----